Exhibit 99.1

105 Norton Street • Newark, NY 14513 • Ph: (315) 331-7742 • Fax: (315) 331-3547 • www.iec-electronics.com

IEC Announces Results for the First Quarter of Fiscal 2013

Newark, NY – February 5, 2013 – IEC Electronics Corp. (NYSE MKT: IEC) announced its unaudited results for the first quarter of fiscal 2013 ending December 28, 2012.

The Company reported revenue of $33.0 million for the quarter and net income of $239 thousand, or $0.02 per diluted share. This compares to revenue in the prior year first quarter of $33.9 million and net income of $948 thousand, or $0.09 per diluted share, of which $571 thousand of the net income, or $0.06 per diluted share was associated with the clawback arising from our Southern California Braiding acquisition in December of 2010.

W. Barry Gilbert, Chairman of the Board and CEO, stated, “Q1 of 2013 was disappointing. Entering the quarter we expected to exceed our 1Q fiscal 2012 and our 4Q fiscal 2012 performance, despite a shifting mix of business and softening demand from some of our industrial customers. At the time, we expected that some new programs, which were ramping up, would absorb much of the envisioned shortfall.

“As the quarter progressed, the forecasted customer softness did occur. Additionally, we also experienced an unexpected, major technical delay in one of our new customer product ramps. We worked with our customer to resolve the design/manufacturing problems and expect to recover the lost volume and likely exceed our expectations over the balance of the year. With the technical issues now resolved, we anticipate that this customer’s project will advance as planned and we believe this customer will become a formidable partner for the company moving forward.

“Our operations in the western half of the United States, which primarily support our military and aerospace customers, did quite well in comparison to both last quarter and to Q1 of the previous year. However, the increase was not enough to offset the shortfall at our Newark facility.

"As previously announced, I have lowered my sales growth forecast range for fiscal 2013 to 6% to 9% from 9% to 14%. Some of our key Industrial customers who saw strong international demand for their products last year are experiencing a softening in demand this year. We do not see this changing anytime soon. However, we do anticipate an increase in demand from our military and aerospace customers. Beyond advancing some existing orders and replacing those orders with new orders, we have won some unannounced programs and are in the final stages of securing other important programs. These are programs we expect to last for many years.

“Two weeks ago we were pleased to announce the refinancing of our variable interest rate debt with M&T (Manufacturers and Traders Bank) into long-term fixed rate debt. We received excellent rates for a ten-year, long-term swap and nine-year term debt. We appreciate M&T’s confidence in us. We have substantially reduced our debt since the SCB acquisition two years ago and have brought it to a level that made sense for us to fix our rates for the long term. Having said that, our debt increased in Q1 of 2013 as a result of the weaker sales and the build up of inventory. We expect this to come into line over the next couple of quarters.

 “In conclusion, we had a difficult quarter, and periodically that will happen. Our perspective has not changed and we view our future to be quite bright. That said it does not diminish our, nor your, disappointment in this past quarter’s performance. My priority item, beyond continued company growth, is to bring our gross profit percentage back to the appropriate level of 19% and restore our operating profit to 9%.”

Conference Call

IEC will host a conference call to discuss the first quarter of fiscal 2013, today, February 5, 2013 at 10:00 a.m. Eastern time. The conference call may be accessed in the U.S. and Canada by dialing toll-free 1-877-407-9210. International callers may access the call by dialing 1-201-689-8049.A replay of the teleconference will be available for 30 days after the call and may be accessed domestically by dialing 1-877-660-6853 and international callers may dial 1-201-612-7415. Callers must enter conference i.d. number 408419.

To access the live webcast, log onto the IEC website at http://www.iec-electronics.com. The webcast can also be accessed at http://www.InvestorCalendar.com. An online replay will be available shortly after the call.

About IEC Electronics

IEC Electronics Corporation is a premier provider of electronic manufacturing services ("EMS") to advanced technology companies primarily in the military and aerospace, medical, industrial and computing sectors. The Company specializes in the custom manufacture of high reliability, complex circuit cards, system level assemblies, a wide array of custom cable and wire harness assemblies, precision sheet metal products and advanced research and testing services. As a full service EMS provider, IEC is a world-class ISO 9001:2008, AS9100 and ISO13485 certified company. The AS9100 certification enables IEC to serve the military and commercial aerospace markets. The ISO13485 certification supports the quality requirements of medical device markets. The Company is also AC7120 Nadcap accredited for electronics manufacturing to support the most stringent quality requirements of the aerospace industry, as well as ITAR registered and NSA approved under the COMSEC standard. Dynamic Research and Testing Laboratories (DRTL), the Company’s newest business unit, is an ISO 17025 accredited laboratory specializing in the testing and detection of counterfeit electronic parts, as well as Component Risk Mitigation and advanced failure analysis. IEC Electronics is headquartered in Newark, NY (outside of Rochester) and also has operations in Victor, NY, Rochester, NY, Albuquerque, NM and Bell Gardens, CA. Additional information about IEC can be found on its web site at www.iec-electronics.com

The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, competition and technological change, the ability of the Company to control manufacturing and operating costs, the ability of the Company to develop and maintain satisfactory relationships with vendors, and the ability of the Company to efficiently integrate acquired companies into its business.  The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2012 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.

Contact:	Vincent Leo	John Nesbett or Jennifer Belodeau
	CFO	Institutional Marketing Services
	IEC Electronics Corp.	(203)972-9200
	(315)332-4308	jnesbett@institutionalms.com
	VLeo@iec-electronics.com	jbelodeau@institutionalms.com

IEC ELECTRONICS CORP - CONSOLIDATED
BALANCE SHEET
DEC 28, 2012 AND SEP 30, 2012
(In Thousands)

	DEC 28, 2012	SEP 30, 2012
ASSETS

CURRENT ASSETS
Cash	2,778	2,662
Accounts Receivable	20,279	23,193
Inventories	21,898	19,348
Deferred Income Taxes	1,366	1,365
Other Current Assets	753	401
Total Current Assets	47,074	46,969

NET FIXED ASSETS	17,318	17,120

NON-CURRENT ASSETS
Goodwill	13,810	13,810
Intangible Assets	5,398	5,511
Deferred Income Taxes	5,392	5,433
Other Non-Current Assets	107	121
TOTAL ASSETS	89,099	88,964

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Short Term Borrowings	3,380	6,533
Accounts Payable	12,360	15,697
Accrued Payroll and Related Taxes	1,991	2,676
Other Accrued Expenses	755	946
Other Current Liabilities	90	146
Total Current Liabilities	18,576	25,998

LONG TERM DEBT	28,227	21,104
TOTAL LIABILITIES	46,803	47,102

STOCKHOLDERS’ EQUITY
Authorized - 50,000,000 shares
Issued – 11,026,733 Outstanding – 10,011,275
Common stock, par value $.01 per share	110	109
Treasury Shares at Cost - 1,015,458 shares	(1,435)	(1,435)
Additional Paid-in Capital	43,269	43,075
Retained Earnings	352	113
TOTAL STOCKHOLDERS’ EQUITY	42,296	41,862
TOTAL LIABILITIES & EQUITY	89,099	88,964

IEC ELECTRONICS CORP - CONSOLIDATED

STATEMENT OF INCOME

FOR QUARTER END & YTD DEC 28, 2012 AND DEC 30, 2011

(In Thousands)

	ACTUAL	ACTUAL	ACTUAL	ACTUAL
	QUARTER	QUARTER	YTD	YTD
	DEC 28, 2012	DEC 30, 2011	DEC 28, 2012	DEC 30, 2011

Sales	32,989	33,859	32,989	33,859
Cost of Sales	28,285	28,372	28,285	28,372
Gross Profit	4,704	5,487	4,704	5,487

Less: Operating Expenses
Selling & Administrative Expenses	4,046	4,533	4,046	4,533
Operating Profit	658	954	658	954

Interest and Financing Expense	279	353	279	353
Other (Income)/Expense	-	(902)	-	(902)
Net Income before Income Taxes	379	1,503	379	1,503

Provision for Income Tax	140	555	140	555
Net Income	239	948	239	948

Basic Earnings Per Share	$0.02	$0.10	$0.02	$0.10
Diluted Earnings Per Share	$0.02	$0.09	$0.02	$0.09

Basic Shares	9,647,210	9,645,942	9,647,210	9,645,942
Diluted Shares	9,968,147	10,004,359	9,968,147	10,004,359

IEC ELECTRONICS CORP - CONSOLIDATED

RECONCILIATION OF NET INCOME TO EBITDA

FOR QUARTER END & YTD DEC 28, 2012 & DEC 30, 2011

	ACTUAL	ACTUAL	ACTUAL	ACTUAL
	QUARTER	QUARTER	YTD	YTD
	DEC 28, 2012	DEC 30, 2011	DEC 28, 2012	DEC 30, 2011

Net Income	239	948	239	948

Provision for / (benefit from) Income Tax	140	555	140	555

Depreciation & Amortization Expense	1,140	987	1,140	987

Net Interest Expense / (Income)	279	353	279	353
EBITDA	1,798	2,843	1,798	2,843

Basic Earnings per Share	0.02	0.10	0.02	0.10
Basic EBITDA per Share	0.19	0.29	0.19	0.29

Diluted Earnings per Share	0.02	0.09	0.02	0.09
Diluted EBITDA per Share	0.18	0.28	0.18	0.28

Basic Shares	9,647,210	9,645,942	9,647,210	9,645,942
Diluted Shares	9,968,147	10,004,359	9,968,147	10,004,359